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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): July 30, 2003

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                                  AVIALL, INC.
             (Exact name of registrant as specified in its charter)


           DELAWARE                       1-12380                 65-0433083
(State or other jurisdiction of   (Commission File Number)     (I.R.S. Employer
        incorporation)                                       Identification No.)


     2750 REGENT BOULEVARD                                          75261
      DFW AIRPORT, TEXAS                                          (Zip Code)
     (Address of principal
      executive offices)


       Registrant's telephone number, including area code: (972) 586-1000

                                 Not Applicable
          (Former name or former address, if changed since last report)


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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

          (c)     Exhibits

                  The following exhibit is furnished with this Form 8-K

                  99.1     Press Release dated July 30, 2003

ITEM 12.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         On July 30, 2003, Aviall, Inc. (the "Company") issued a press release announcing its financial results for the quarter ended June 30, 2003. The press release is furnished as Exhibit 99.1 to this report and is incorporated by reference herein (the "Press Release").

         The Press Release contains "non-GAAP financial measures" as defined in
Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In the Press Release, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles ("GAAP") in the United States.

         In the Press Release, the percentage increase in the Company's net sales from the second quarter of 2002 to the second quarter of 2003 is a non-GAAP financial measure, because included in the Company's calculation of the percentage increase in net sales from the second quarter of 2002 is approximately $36.0 million of Rolls-Royce Model T56 ("RR T56") engine parts sales made directly by Rolls-Royce to the U.S. military during the RR T56 transition program, which ended in June 2002 (the "Net Sales Percentage Increase"). The Company received its full contractual margin from Rolls-Royce on these sales and would have booked these sales, but for the time required to transition shipments to the U.S. military from Rolls-Royce to the Company. The Company assumed responsibility for direct shipments to the U.S. military on Rolls-Royce's behalf at the end of the RR T56 transition program. As a result, management believes that including the approximately $36.0 million of sales made directly by Rolls-Royce in calculating the percentage increase in the Company's net sales provides a more appropriate reference point for second quarter 2002 year-over-year comparisons than calculating the percentage increase on a GAAP basis.

         The operating income margin of 7.3% along with the 1% year-over-year increase in the Company's second quarter operating income are also non-GAAP financial measures because the operating income used to calculate the margin and the increase excludes the effect of a software impairment charge of $1.7 million. Management believes that the exclusion of this charge in calculating the operating income margin and percentage increase in operating income provides a useful analysis of ongoing trends in operating income and a more appropriate reference point for second quarter 2002 year-over-year comparisons than similar calculations prepared in accordance with GAAP.

         The Press Release also includes pro forma earnings per share for the second quarter of 2003 and the six months ended June 30, 2003. The pro forma earnings per share information has been prepared assuming the following two events were consummated prior to January 1, 2002: (i) the sale of $200 million of 7 5/8% Senior Notes due 2011 and the related discharge of Aviall Services' 14% Senior Notes due 2007 and reduction of the outstanding balance on Aviall Services' revolving credit facility (the "Debt Discharge") and (ii) the lowering of the conversion price of the Company's Series D Senior Convertible Participating Preferred Stock (the "Series D Preferred Stock") and the subsequent conversion of all of the outstanding shares of Series D Preferred Stock into 11,100,878 shares of the Company's common stock (the "Conversion Event"). The pro forma earnings per share calculation excludes the effect of the previously reported quarterly payment-in-kind dividend on the Series D Preferred Stock, the deemed dividend, the noncash charges related to the Debt Discharge and the Conversion Event, pro forma interest expense and all adjustments required by the two-class method of reporting earnings per share that the Company has used since December 2001. Management believes that the pro forma earnings per share presentation is beneficial to investors to provide information on how these consummated transactions would have affected the Company's historical financial statements had they occurred at an earlier date.

         The information in this Form 8-K, including the exhibit, shall not be deemed "filed" for purposes of Section 18 of the Exchange Act, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

                                    * * * * *

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                             AVIALL, INC.


                                             By: /s/ Colin M. Cohen
                                                 -------------------------------
                                             Name: Colin M. Cohen
                                             Title: Vice President and Chief
                                                    Financial Officer

Date:  July 30, 2003


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                                INDEX TO EXHIBITS

Exhibit No.                Description
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
99.1                       Press Release dated July 30, 2003